PLAN OF EXCHANGE

BY WHICH
SANTO MINING CORP
(A NEVADA CORPORATION)
SHALL ACQUIRE
CATHAY CIGARS OF ASIA CORPORATION
(A FLORIDA CORPORATION)

AF

AF

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

PLAN OF EXCHANGE
BY WHICH
Santo Mining Corp
(A NEVADA CORPORATION)
SHALL ACQUIRE
Cathay Cigars of Asia Corporation
(A FLORIDA CORPORATION)

This Plan of Exchange (the "Agreement" or "Plan of Exchange") is made and dated as of this 2th of April, 2015, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than April 2, 2015.

I. RECITALS

1. The Parties to this Agreement:

(1.1) Santo Mining Corp ("SANP"), a Nevada Corporation.

(1.2) Cathay Cigars of Asia Corporation ("Cathay Cigars"), a Florida Corporation.

2. The Capital of the Parties:

(2.1) The Capital of SANP consists of 5,000,000 authorized shares of Common Stock, par value $.00001, of which 1,100,622,127 shares issued and outstanding, as of March 6th, 2015 which are planned to revers split two hundred for one (1 to 200) yielding an aggregate issued and outstanding shares total of 5,503,111.

(2.2) The Capital of Cathay Cigars consists of $20,000 in registered capital, which for the purposes of this Agreement, is referred to as "common stock" or "capital stock".

3. Transaction Descriptive Summary:

SANP desires to acquire Cathay Cigars and the shareholders of Cathay Cigars (the "Cathay Cigars Shareholders") desire that Cathay Cigars be acquired by SANP. SANP would acquire 100% of the capital stock of Cathay Cigars in exchange for the issuance by SANP of 300,000 shares of Preferred A Stock to Cathay Cigars, which will give Cathay Cigars a 'controlling interest' in SANP representing the majority voting power of the then issued and outstanding shares of Common Stock. The transaction will not immediately close but shall be conditioned upon (1) the issuance of 300,000 shares of Preferred A Stock of SANP placed in book value at the Transfer Agent to the Cathay Cigars shareholders, which should take no longer than 30 days; (2) the elimination of any known or potential liabilities of SANP, which are not covered by Cathay Cigars; (3) the resignation of Mr. Alan French from the board

of directors and as officer of SANP and appointment of his successor, the resignation of Mr. Mario Mendez from the board of directors and as officer of SANP and appointment of his successor(s) as designated by Cathay Cigars and/or the Cathay Cigars Shareholders; (4) complete transition and transfer of SANP's corporate documents to the board of directors of Cathay Cigars (5) The Note Holders shall wave any and all penalties in relation to the restructuring of the common shares. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax-free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368. In addition, the parties agree to take the following actions subsequent to Closing: (1) Cathay Cigars will pay off SANP liabilities up to $159,347.23, at the option of Cathay Cigars, in cash or in an equivalent amount of common stock of SANP. See Liability list Exhibit I; (2) SANP will take all steps to complete the reverse split of Common Stock by two hundred for one (200 to 1); (3) Cathay Cigars will assist SANP to re-obtain its trading status on the NASD's Over-the-Counter Bulletin Board quotation market, and cover all filing and compliance costs incurred after the Closing; (4) Cathay Cigars will assume total responsibility to pay-off all current note holders. See Note Holder Exhibit II, (5) GEXPLO will receive $10,000USD the day after the execution of agreement towards note debt owed of $70,000USD, (6) GEXPLO will receive $15,000USD the 1ST day after FINRA R/S approval, (7) GEXPLO will receive $15,000USD the 15th trading day after FINRA R/S approval, (8) French will receive $30,000USD the 30th trading day after FINRA R/S approval via S-8.

4. "OTC SEC Reporting" quotation market compliance:
SANP will make all appropriate shareholder notifications in connection with the acquisition, including the change of control and elimination of the remaining liabilities, and SANP shall cause the same to be filed with the "SEC" quotation market, if deemed applicable.

5. Nevada compliance:
Articles of Exchange are required to be filed by Nevada law as the last act to make the plan of exchange final and effective under Nevada law.

II. PLAN OF REOGANOZATION

1. Conditions Precedent to Closing.
The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. SANP and Cathay Cigars shall have secured their shareholders approvals for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of each of SANP and Cathay Cigars shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on April 10th, 2015. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the PLAN OF EXCHANGE. As an express condition precedent to Closing, should any shareholders of SANP dissent prior to Closing, all claims and issues shall be settled by French prior to Closing.

(1.5) All of the terms, covenants and conditions of the PLAN OF EXCHANGE to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing.

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

(1.7) Certification of SANP. It shall be a condition precedent to the obligation of Cathay Cigars and the Cathay Cigars Shareholders to consummate the transactions contemplated herein that the following certifications of SANP, be delivered to Cathay Cigars on the date of execution:

(i) SANP is a corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii) The authorized capitalization and the number of issued and outstanding capital shares of SANP are accurately and completely set forth in the Plan of Exchange.

AF

(iii) The issued and outstanding shares of SANP (pre-split) new investment shares of Common Stock of SANP to be issued to the SANP Shareholders) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv) SANP has the full right, power and authority to sell, transfer and deliver the (pre-split) new investment shares of Common Stock of DPWS to the Cathay Cigars Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Cathay Cigars Shareholders good, valid and marketable title thereto, free and clear of all liens.

(1.8) Delivery of Closing Documents. It shall be a condition precedent to Closing that SANP deliver physical copies of:

(i) A certificate of good standing for SANP from the State of Nevada of recent date acceptable to Cathay Cigars.

(ii) A certified copy of SANP Articles evidencing the reverse in authorized capital as contemplated in the Plan of Exchange.

(iii) An executed copy of a consent of the majority shareholders of SANP approving the Plan of Exchange and approving the appointment of Cathay Cigars nominees to the board of directors of SANP.

(iv) An executed copy of a resolution by the Board of Directors of SANP approving the Plan of Exchange and approving the appointment of Cathay Cigars nominees as executive officers of SANP.

(v) An executed resignation of all members of the Board of Directors and Executives of SANP.

(vi) An executed settlement, release and waiver of all debts, loans, guaranty's, legal claims and contracts that any Previous Director of SANP, and any legal entity owned or controlled by any Previous Director of SANP may have against SANP.

(vii) A certified shareholder list of SANP signed by Island Stock Transfer

(viii) Executed releases of all liens and UCC filings against SANP.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Cathay Cigars. Immediately upon or within 30 days from the date of Closing, SANP shall own 100% of the beneficial interest of Cathay Cigars of Asia Corporation.

(2.2) Acquisition Share Issuance. Immediately upon the Closing, SANP shall issue to the Cathay Cigars Shareholders 300,000 shares of Preferred A Stock of SANP in exchange for 100% of the capital stock of Cathay Cigars.

(2.3) Settlement of SANP Liabilities. Immediately subsequent to the Closing, Cathay Cigars will begin to pay off the SANP liabilities listed in Exhibit I. Cathay Cigars may at their option, settle the liabilities they are responsible for in cash or with the common stock of SANP.

(2.4) Reverse Split of Common Stock. Immediately subsequent to the Closing, SANP will begin the steps to complete the reverse split of Common Stock by two hundred for one (200:1);

(2.5) 10K and Audited Financials Over-the-Counter Bulletin Board Quotation Market. Immediately subsequent to the Closing, Cathay Cigars will assist SANP in the process of filling there 10K and Financial Audits NASD's Over-the-Counter Bulletin Board quotation market, and cover all filing and compliance costs incurred after the Closing.

3. Plan of Exchange

(3.1) Exchange and Reorganization: SANP and Cathay Cigars shall be hereby reorganized, such that SANP shall acquire 100% of the capital stock of Cathay Cigars, and Cathay Cigars shall become a wholly-owned subsidiary of SANP.

(3.2) Issuance of Common Stock: Within 30 days after the effective date of the Plan, SANP shall issue 300,000 shares of Preferred A Stock of SANP to or for the Cathay Cigars Shareholders.

(3.3) Closing/Effective Date: The PLAN OF EXCHANGE shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions precedent to closing have been met or are waived by the parties. The Effective Date shall occur when all conditions of the Plan of Exchange have been met or waived by the parties.

(3.4) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.5) Rights of Dissenting Shareholders: Subsequent to Closing each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.6) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of SANP is Avenida Sarasota No. 20 Torre Empresarial AIRD Suite # 1103 La Julia, Santo Domigo, Dominican Republic. The address of Cathay Cigars is 14993 SW 21st Street, Miramar, FL 33027.

(3.7) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.8) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.9) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.10) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.10.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.10.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.10.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.10.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

(3.10.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

AF

(3.10.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of Exchange, LOI or Escrow Agreement;

(3.10.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(3.10.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(3.10.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

(3.10.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.10.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities, which have not been disclosed to the other, in the financial statements or otherwise in writing. Both parties shall hold themselves mutually harmless of any undisclosed liabilities.

(3.10.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.10.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.10.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.10.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.10.10) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.11) Miscellaneous Provisions

(i) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall

AF

consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(ii) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(iii) The Parties to this Agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes, which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of any competent arbitration association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, U.S.A. applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws, which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. In the unlikely event that the parties to this Agreement do not enter into binding arbitration in connection with any action, suit or proceeding between the parties relating to this Agreement, or transactions contemplated hereby and thereby, each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Nevada located in Clark County and the Federal District Court for the District Court of Nevada. Each of the parties hereto unconditionally and irrevocably waives any objection to venue in Clark County. Each of the parties hereto hereby waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the transactions contemplated hereunder-including contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each of the parties hereto hereby represents and agrees that each has reviewed this waiver and each knowingly and voluntarily waives its rights to a jury trial following consultation with legal counsel. In the event of litigation, a copy of this Agreement may be filed as a written consent to a trial by the court.

(iv) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.11.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.11.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively.

4. Termination.
The PLAN OF EXCHANGE may be terminated by written notice, at any time prior to closing, (i) by mutual consent, or (ii) by either party during the due diligence phase. In the event that termination of the PLAN OF EXCHANGE by either or both, as provided above, the PLAN OF EXCHANGE shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing.
The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to this Agreement. In addition, within 30 days of signing the Plan of Exchange, SANP shall issue to the Cathay Cigars shareholders 300,000 shares of Preferred A Stock of SANP, and SANP shall acquire 100% of the capital stock of Cathay Cigars.

6. Merger Clause.

1. This Plan of Exchange constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and such document supersedes all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void. (1) In the event there is a monetary default of Clause 3: Additional requirements , Paragraph 6,7 and 8 by Cathay Cigars and or SANP (while under the control of Cathay Cigars), they shall have 14 calendar days to remedy the default or the entire agreement will become immediately null and void and all exchanged shares, common stock, or Preferred A Shares described in Clause 2 & 3 of the agreement shall be immediately returned and or surrender back to the original issuing company as if this agreement had never been entered into and following the return of the shares there shall be no further liability to either of the parties.

AF

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

SANTO MINING CORP

By: Alain French

Alan French, President

CATHAY CIGARS OF ASIA CORPORATION

By: ______________________

Franjose Yglesias, President

EXHIBIT I

Liabilities

Boyter Island Properties (Office Lease)	$1,000.00
Broadridge (Nobo List)	$994.31
Doty Scott (Derivative Valuation)	$6,475.00
GBH CPA's (Auditor)	$20,000.00
Inspectorate Labs of Mexico	$103.37
Mario Mendez (Director)	$10,000.00
Nasdaq OMX (Press Release)	$1,620.00
Natasha Lysiak (Accountant & Edgar)	$5,160.00
PCAOB	$1,004.55
Szaferman Lakind Blumsyein & Blader, PC	$28,000.00
GEXPOL S.A.	$70,000.00
Pacific Coast Title	$2,490.00
Falmouth	$12,500.00
TOTAL	**$159,347.23**

AF

EXHIBIT II

Note Holders

Lender	Date	Default Balance	Original Loan Amount
KBM #1	20 Mar 2014	$37,320.00	$37,500.00
KBM #2	13 May 2014	$63,750.00	$42,500.00
JMJ #3	10 Dec 2013	$21,468.67	$30,500.00
JMJ #4	12 Mar 2014	$25,013.33	$20,000.00
JMJ #5	24 Jun 2014	$31,266.67	$25,000.00
JMJ #6	23 Oct 2014	$31,266.67	$25,000.00
LG #1	4 Apr 2014	(Verbal) $37,930.00	$40,000.00
LG #2	23 Oct 2014	(Verbal) $24,000.00	$24,000.00
Magna (Contact Joshua Sason) 1 (347) 491-4240	6 Feb 2014 Amended 12 Aug 2014	(Estimate) $90,000.00	$90,000.00
	TOTALS	**$360,015.34**	**$334,500**

Cathay Cigars of Asia Corporation

BR#:8-50012

MEETING OF THE BOARD OF DIRECTORS OF CATHAY CIGARS OF ASIA CORPORATION

Date: April 2, 2015

Attendees:
Mr. Frank Yglesias
Chairman of the Board "Voting Member"
Miami Via Teleconference

Mr. Matthew Arnett
Secretary of the Board "Voting Member"
Bahamas Via Teleconference

A meeting of the Board of Directors of Cathay Cigars of Asia Corporation, a Florida corporation was held on April 2nd, 2015 whereby a resolution was proposed and approved by the board:

The Board of Directors approved in a unanimous decision the following:

1-The sell of Cathay Cigars of Asia Corporation to Santo Mining Corp.
2-The terms and agreements out lined in the Plan of Exchange of Cathay & Santo.

IN WITNESS WHEREOF, the undersigned majority shareholders of Cathay Cigars of Asia Corporation do hereby execute this board resolution to be effective immediately.

Frank Yglesias Chairman of the Board Cathay Cigars of Asia Corporation	Matthew Arnett Secretary of the Board Cathay Cigars of Asia Corporation

MEETING OF THE BOARD OF DIRECTORS

OF

SANTO MINING CORP

Date:	2 April 2015

Attendees:

Alain French - Chairman of the Board

A meeting of the Board of Directors of Santo Mining Corp. a Nevada corporation was held on April 2, 2015, whereby a resolution was proposed and approved by the board:

The board of directors of Santo Mining Corp hereby approves the following:

1. The purchase of Cathay Cigars of Asia Corporation Santo Mining Corp.
2. The terms and Agreements outlined in the Plan of Exchange of Cathay & Santo signed today.

IN WITNESS WHEREOF, the undersigned majority shareholders of Santo Mining Corp do hereby execute this board resolution to be effective immediately.

Alain French

Alain French
Chairman of the Board